Exhibit 99.3

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# Stock

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- Stock Option Exchange
  - FAQs
- Stock Options
- ESPP
- Smith Barney
- FAQ's
- Insider Trading Policy
- Glossary
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- Stock Quote
- Online Forms

## Stock Option Exchange Program

The employee Stock Option Exchange Program will allow employees to exchange certain stock options that are "underwater," that is the option exercise price is higher than a minimum specified share price, for a lower number of restricted stock units (RSUs). Participation in the program will be voluntary, and eligible employees will have a pre-set election period to determine if they wish to participate. When that election period is open, there will be a link placed on this page to provide you with access to an online site where you will be able to make elections with respect to your stock options. At the end of that period, the stock option site will become unavailable.

- Dan's email on the NTAP Proxy Proposal
- Overview of Exchange Program (PPT)
- To review your options visit the site of NetApp's broker for stock options, Smith-Barney
- Frequently Asked Questions
  40 of the most common and important Q&A's
- xdl-optexch-questions
  If you have questions after reviewing the FAQs, email your question to the pool of Exchange Experts.

**Coming Soon**

- Link to Stock Options Exchange Website
- Stock Option Exchange Documents
- Schedule of Informational Meetings

**Proposed Timeline for Stock Option Exchange**

- May 11, 2009 Stock Option Exchange Announced
- May 22, 2009 Exchange Window Opens (Lasts 20 US Business Days)
- June 19, 2009 Exchange Window Closes
  Note: Due to SEC regulations no election will be accepted after 9pm PDT

NetApp

Page Owner: Liz Eden
Updated: May 07, 2009

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